Exhibit 10.24

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on October 25, 2019, in Beijing, the People’s Republic of China (“China” or the “PRC”).

Party A:	Beijing Absolute Health Ltd.
Address:	Room 4103, 101, 1st Floor, Building 2, No. 208, Lize Middle Park, Chaoyang District, Beijing

Party B:	Beijing Zhuiqiu Jizhi Technology Co., Ltd.
Address:	822, 8th Floor, Building 3, Courtyard 12, Qingnian Road, Chaoyang District, Beijing

In this Agreement, each of Party A and Party B shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas:

1.

Party A is a wholly foreign-owned enterprise established in China, and has sufficient capacity and resources for providing technical development, technical promotion, technical transfer, technical consultation, technical services and organizing cultural and artistic exchange activities;

2.

Party B is a company established in China with exclusive domestic capital and, is permitted by the relevant PRC government authorities to engage in technical promotion services. The businesses conducted by Party B currently and at any time during the term of this Agreement are collectively referred to as the “Principal Business”;

3.

Party A is willing to provide Party B with technical support, consultation and other services on an exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, team, and information, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provided by Party A

1.1

Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with comprehensive technical support, consulting services and other services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the following:

(1)	Licensing Party B to use the related software legally owned by Party A;

(2)	Development, maintenance and updating of related application software necessary for Party B’s business;

(3)	Design, installation, daily management, maintenance and updating of network systems, hardware equipment and database;

(4)	Technical support and training for employees of Party B;

(5)

Assisting Party B in consulting, collection and research of technology and market information (excluding market research business that wholly foreign-owned enterprises are prohibited from conducting under PRC law);

(6)	Providing business and management consultation for Party B;

(7)	Providing marketing and promotional services for Party B;

(8)	Provide customer order management and customer services for Party B;

(9)	Leasing of equipment or properties; and

(10)	Other related services requested by Party B from time to time to the extent permitted under PRC law.

1.2

Party B agrees to accept all the services provided by Party A. The Parties agree that Party A may designate its affiliates or other qualified service providers (such designated party may execute certain agreements described in Section 1.3 of this Agreement with Party B) to provide Party B with the services specified in this Agreement. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any third party and shall not establish similar corporation relationships with any third party regarding the matters contemplated by this Agreement. Both Parties agree that Party A may appoint or designate other parties to provide Party B with the services under this Agreement (the designated parties may enter into certain agreements as described in Section 1.3 with Party B).

1.3

Party A shall be entitled to inspect the accounts of Party B either on regularly basis or from time to time, and Party B shall ensure accurate and timely account recording and provide Party A with its accounts at the request of Party A. During the validity term of this Agreement and subject to any applicable laws, Party B agrees to cooperate with Party A and its shareholders (including, direct or indirect shareholders ) to audit the Party B’s accounts (including, without limitation, audit of related-party transactions and other aspects), to provide Party A, its shareholders and/or the auditors appointed by Party A with related information and data concerning the operation, business, clients, finance and employees of Party B and Party B’s subsidiaries, and agrees that Party A’s shareholders may disclose such information and data to satisfy its listed securities regulatory requirements. The Parties agree that, during the validity term of this Agreement, Party A shall be entitled to consolidate the financial results of Party B into that of Party A in accordance with applicable accounting standards as if Party B was a wholly owned subsidiary of Party A. However, Party A shall not bear any legal liabilities for any debts or other obligations or risks of Party B.

1.4

If Party B goes into liquidation or dissolution for any reason, to the extent permitted by the PRC laws, Party B shall form a liquidation team comprising members recommended by Party A to manage the properties of Party B and its subsidiaries. In such case, notwithstanding the enforceability of this Agreement, Party B agrees that it shall deliver all liquidated assets of Party B to Party A in accordance with PRC laws and regulations.

1.5	Service Providing Methodology and Financial Support

1.5.1

Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, methods, personnel, and fees for the specific services.

1.5.2

To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property lease agreements with Party A or any other party designated by Party A which shall permit Party B to use Party A’s relevant equipment or property based on the business needs of Party B.

1.5.3

Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

1.5.4

In order to ensure that the cash flow requirements in the ordinary course of business of Party B are satisfied and/or offset any losses arising from its course of business, Party A may provide financial support for Party B depending on the actual conditions ( but only within the scope and in a manner permitted by PRC laws). Party A may provide financial support for Party B by means of bank entrusted loans or other applicable lending methods, and enter into separate necessary agreements with Party B.

1.6

The Parties agree that the services provided by Party A to Party B under this Agreement shall be also applicable to the subsidiaries controlled by Party B, and Party B shall cause the subsidiaries controlled by it to exercise rights and perform obligations under this Agreement.

2.	The Calculation and Payment of the Service Fees

2.1	During the term of this Agreement, the fees that Party B shall pay to Party A shall be calculated in the following way:

2.1.1

With regard to services provided by Party A to Party B, Party B shall pay Party A service fees annually. The service fees under this Agreement shall be the balance of the 100% gross consolidated profits of Party B for any financial year after offsetting the accumulated losses (if any) of Party B and its subsidiaries for the preceding financial years and deducting the working capital, expenses, taxes and other statutory contributions required for any financial year, and reasonable operation profits determined in accordance with applicable PRC tax law principles and tax practice.

2.1.2

In the event that Party A transfers technology to Party B or Party A is entrusted by Party B to develop software or other technology, or Party A leases equipment or properties to Party B, the technology transfer fees, entrusted development fees or rents shall be determined by the Parties based on the actual situation.

2.1.3

In addition to the service fees, Party B shall bear all the reasonable expenses, advance payments and out-of-pocket expenses in any form paid or incurred by Party A when performing or providing services, and shall pay Party A compensation accordingly.

2.1.4

The Parties shall respectively bear the taxes and fees for its execution and performance of this Agreement payable in accordance with laws. If requested by Party A, Party B shall use its best effort to assist Party A to obtain the treatment of exemption from value-added taxes on all or any part of its service fees income under this Agreement.

2.1.5

Party B hereby acknowledges and agrees that, without prior written consent of Party A or persons designated by Party A, Party B will not conduct or prompt any activities or transactions that may materially affect Party B’s assets, business, personnel, obligations, rights or operations, or conduct or promote any activities or transactions that may materially affect Party B’s ability to perform its obligations under this Agreement.

3.	Intellectual Property Rights and Confidentiality Clauses

3.1

Party A shall have sole and exclusive ownership, rights and interests in any and all intellectual properties arising out of or created or developed during the performance of this Agreement, including but not limited to copyrights, patents, rights for patent applications, software, technical secrets, trade secrets and others. Party A shall be entitled to exercise such rights with no consideration.

3.2

For the needs of Party B’s business, Party A agrees that Party B may register part of the intellectual properties designated by Party A under Party B’s name. Notwithstanding the foregoing, if requested by Party A, Party B shall execute all appropriate documents, take all appropriate actions, submit all documents and/or applications, render all appropriate assistance and conduct other activities deemed to be necessary by Party A at its sole discretion, in order to grant the ownership, right or interest of any such intellectual properties to Party A, and/or to strengthen the protections for Party A’s rights for such intellectual properties. Party B unconditionally and irrevocably authorizes Party A to use any intellectual property registered in the name of Party B with no consideration.

3.3

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents, warrants and covenants as follows:

4.1.1

Party A is a wholly foreign-owned enterprise legally established and validly existing in accordance with the laws of China; Party A or the service providers designated by Party A will obtain all government permits and licenses necessary for providing the service under this Agreement before providing such services.

4.1.2

Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.2	Party B hereby represents, warrants and covenants as follows:

4.2.1

Party B is a company legally established and validly existing in accordance with the laws of China, and Party B has obtained and will maintain all government permits and licenses required to engage in the Principal Business.

4.2.2

Party B has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

4.2.4

There is no occurred and ongoing litigation, arbitration or other judicial or administrative procedures that will affect Party B’s performance of the obligations under this Agreement, and no one has threatened to take the abovementioned actions to Party B’s knowledge.

4.2.5	Party B shall pay Party A the service fees in full and in time in accordance with the provisions of this Agreement.

5.	Term of Agreement

5.1	This Agreement shall become effective upon duly executed by both Parties and shall remain effective permanently unless expressly provided hereof or determined to be terminated by Party A in writing.

5.2

During the term of this Agreement, each Party shall renew its operation term upon the expiration thereof, so as to enable this Agreement to remain effective. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for the renewal of its operation term is not approved or permitted by the competent government authorities.

5.3

Both Parties covenant that, in the event that Party A is permitted to directly hold the equity in Party B and Party A and/or its affiliates or branches are permitted to engage in Party B’s business under PRC laws, this Agreement shall be terminated immediately upon the equity in Party B is transferred to Party A according to the Exclusive Option Agreement entered into by and between Party B’ direct and indirect existing shareholders on the same day of this Agreement.

5.4	The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.4 shall survive the termination of this Agreement.

6.	Governing Law and Resolution of Disputes

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

6.2

In the event of occurrence of any dispute arising from or with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. Where the dispute is not solved within 30 days after delivery of request for friendly negotiation by any Party to other Parties, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules. The place of arbitration shall be Beijing. The arbitration award shall be final and binding on the Parties.

6.3

Under the appropriate circumstances permitted by PRC laws, the arbitral tribunal may grant any remedies, including temporary and permanent injunctive remedies (such as injunctive remedies for commercial activities, or injunctive remedies for forced transfer of assets), actual performance of contractual obligations, remedies for Party B’s equity or assets and rulings ordering Party B to wind up. Subject to PRC laws, while waiting for the formation of the arbitration tribunal or under appropriate circumstances, both Parties are entitled to seek temporary injunctive remedies or other temporary remedies from the court with jurisdiction to support the arbitration. In this regard, both Parties have reached a consensus that subject to applicable laws, the courts of Hong Kong, Cayman Islands, PRC and the location of Party B’s main assets shall all be deemed to have jurisdiction.

6.4

During the process of arbitration regarding any dispute arising from or with respect to the interpretation and performance of this Agreement or any other dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement except for the matters under dispute.

7.	Breach of Agreement and Indemnification

7.1

If Party B materially breaches any provision under this Agreement, Party A is entitled to terminate this Agreement and/or require Party B to compensate the losses. This Section 7.1 shall not prejudice any other rights of Party A under this Agreement.

7.2	Unless otherwise required by the applicable laws, Party B shall not terminate this Agreement in any event.

7.3

Party B shall indemnify Party A and hold Party A harmless from any losses, damages, obligations or expenses caused by any lawsuit, requests or other demands raised against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, damages, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.	Force Majeure

8.1

In the case of any force majeure events (“Force Majeure”) such as earthquakes, typhoons, floods, fires, flu, wars, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly causes the failure of either Party to perform or fully perform this Agreement, the Party affected by such Force Majeure shall not be liable for such failure in performance, partial performance. However, the Party affected by such Force Majeure shall give the other Party written notices without any delay, and shall provide details evidencing such event within 15 days after sending out such notice, explaining the reasons for such failure in performance, partial performance or delay in performance.

8.2

If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3

In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

9.	Notices

9.1

All notices and other communications required to be given or otherwise made pursuant to this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service or facsimile transmission to the receiving Party’s following address with an additional copy delivered via email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, express services or registered mail, postage prepaid shall be deemed effectively given on the date of receipt or rejection at the designated address of notices;

9.1.2

Notices given by facsimile transmission shall be deemed effectively given on the date of successful delivery (which shall be evidenced by the automatically generated transmission confirmation message).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

If to Party A or Party B:

Mailing Address: 4th Floor, Building 2 (Block D), No. 208, Wangjing,

                    Lize Middle Park, Chaoyang District, Beijing

Attn:            SHEN Peng

Tel.: [***]

Email: [***]

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms of this Section.

10.	Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2

Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B and does not need any consent from Party B for such assignment.

11.	Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Amendments and Supplements

This Agreement may be amended or supplemented by a written agreement executed by both Parties. Any amendment agreement and supplementary agreement duly executed by the Parties hereto with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal validity as this Agreement.

13.	Entire Agreement

Except for the amendments, supplements or revision in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

14.	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such waiver must be provided in writing and executed by both Parties. The waiver by a Party in certain circumstances with respect to a breach by the other Party shall not be deemed as a waiver with respect to any similar breach in other circumstances.

15.	Language and Counterparts

This Agreement is written in Chinese in two copies. Each Party has one copy. Each copy shall have the same effect.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement on the date first mentioned above, which shall take effects in accordance with provisions hereof.

Party A: Beijing Absolute Health Ltd. (seal)

[Company seal is affixed]

Signed by:	/s / SHEN Peng
Name:	SHEN Peng
Title:	Authorized Representative

Party B: Beijing Zhuiqiu Jizhi Technology Co., Ltd. (seal)

[Company seal is affixed]

Signed by:	/s/ SHEN Peng
Name:	SHEN Peng
Title:	Authorized Representative

Signature Page to Exclusive Business Cooperation Agreement